Filed Pursuant to Rule 433

Registration Statement No. 333-132993

March 27, 2007

Final Term Sheets for U.S. dollar-denominated Notes and Euro denominated Notes

(a) Final Term Sheet for U.S. dollar-denominated Notes (US$600,000,000 Floating Rate Notes due 2010)

Issuer	The Korea Development Bank

Issue currency	U.S. DOLLAR ($)

Issue size	US$600 million

U.S. Maturity date	April 3, 2010

Settlement date	On or about April 3, 2007

Interest Rate	Three-Month USD LIBOR plus 0.14% per annum (payable quarterly)

U.S. Interest Payment Dates	On April 3, July 3, October 3 and January 3 of each year, commencing on July 3 and with interest accruing from April 3, 2007

U.S. Interest Period	The period from and including April 3, 2007 to but excluding the first U.S. Interest Payment Date and each successive period from and including a U.S. Interest Payment Date to but excluding the next U.S. Interest Payment Date

Public Offering Price	100%

Gross Proceeds	US$600,000,000

Underwriting Discounts	0.08%

Net Proceeds (after deducting underwriting discounts but not estimated expenses)	US$599,520,000

Denominations	US$100k/1k

Day count	Actual/360

CUSIP	500630BN7

ISIN	US500630BN74

Common Code	029445281

Joint Bookrunners	ABN AMRO Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS AG

Joint Lead Managers	ABN AMRO Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS AG, DEPFA BANK plc

(b) Final Term Sheet for Euro-denominated Notes (€300,000,000 Floating Rate Notes due 2014)

Issuer	The Korea Development Bank

Issue currency	EURO (€)

Issue size	€300 million

Euro Maturity date	April 3, 2014

Settlement date	On or about April 3, 2007

Interest Rate	Three-Month EURIBOR plus 0.24% per annum (payable quarterly)

Euro Interest Payment Dates	On April 3, July 3, October 3 and January 3 of each year, commencing on July 3 and with interest accruing from April 3, 2007.

Euro Interest Period	The period from and including April 3, 2007 to but excluding the first Euro Interest Payment Date and each successive period from and including a Euro Interest Payment Date to but excluding the next Euro Interest Payment Date

Public Offering Price	100%

Gross Proceeds	€300,000,000

Underwriting Discounts	0.12%

Net Proceeds (after deducting underwriting discounts but not estimated expenses)	€299,640,000

Denominations	€50k/1k

Day count	Actual/360

ISIN	XS0294485312

Common Code	029448531

Joint Bookrunners	ABN AMRO Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS AG

Joint Lead Managers	ABN AMRO Inc., J.P. Morgan Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS AG, DEPFA BANK plc

All references to the “Notes” herein are to the U.S. dollar-denominated Notes and the Euro-denominated Notes, collectively. Capitalized terms used but not defined herein have the meanings given to them in the Preliminary Prospectus Supplement dated March 26, 2007.

In connection with the offering of the Euro-denominated Notes, an affiliate of DEPFA BANK plc, one of the underwriters, has indicated an intention to purchase approximately 16.7% of the Euro-denominated Notes.

The issuer’s expenses associated with the offering of the Notes are estimated to be approximately US$350,000.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Web site of the Securities and Exchange Commission at www.sec.gov. Alternatively, an underwriter or dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-226-3756.

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